DEVELOPMENT AGREEMENT

BETWEEN

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

AND

CARDIO NEO-GENESIS LP

Dated as of November 11, 2008

Exhibit 10.1

SCHEDULES
1.1	Definitions
2.1	Description of Heart Drug IP
3.1	Technology License Agreement
3.2.1	Work Plan
4	Development Fee

i

DEVELOPMENT AGREEMENT

This Development Agreement (the “Agreement”) is made as of November 11, 2008, by and between CardioVascular BioTherapeutics, Inc., a Delaware corporation (“CVBT”), and Cardio Neo-Genesis LP, a Nevada limited partnership (“CNG”).

R E C I T A L S

A. CVBT has developed certain intellectual property regarding a drug candidate for the treatment of severe coronary heart disease (“CHD”) (the “Heart Drug IP”) and is willing to license to CNG the Heart Drug IP for the purpose of further developing the Heart Drug IP and advancing a potential treatment for severe CHD in the FDA Process.

B. CVBT has experience in the development of pharmaceutical products and has, or has access to, the facilities, equipment, employees and other resources to accomplish development activities, on behalf of CNG, with respect to the Heart Drug IP.

C. CNG desires to engage CVBT to perform such services in connection with the Development, and CVBT is willing to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce CVBT to enter into the Agreements, CVBT and CNG hereby agree as follows:

1. Definitions.

1.1 Definitions. All capitalized terms used herein and not otherwise defined shall have the respective meanings, to the extent such terms are used herein, set forth in Schedule 1.1 attached hereto, which is incorporated by this reference as though fully set forth herein.

1.2 Singular and Plural. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

2. Description of Technology / Goal of Development. The Heart Drug IP is described in Schedule 2.1 attached hereto and incorporated herein by this reference. The goal of the Development is to advance the Heart Drug IP in the FDA Process. The parties hereto understand and acknowledge that the goal of the Development conducted under this Agreement is to result in a treatment for severe CHD that has been authorized for commercial exploitation by the FDA and further, both parties understand and acknowledge that there is no guarantee that the development conducted under this Agreement will result in a treatment for severe CHD authorized by the FDA for commercial exploitation.

3. Development Services.

3.1 License. Pursuant to the Technology License Agreement of even date herewith, a copy of which is attached hereto as Schedule 3.1, CVBT has licensed to CNG the Heart Drug IP on a nonexclusive basis for the purpose of permitting CNG to participate with CVBT in the Development. CNG acknowledges that CVBT has pledged its interest in the Heart Drug IP as collateral for a prior loan financing entered into on March 20, 2006 as further described on Form 8-K filed on March 22, 2006 with a remaining balance due as of September 30, 2008 of $2,268,000 and that the rights of such lender are superior to those of CNG. CNG further acknowledges and understands that CVBT may enter into future research and development arrangements to further the advancement of the Heart Drug IP and related potential drug candidate, and that the rights of such research and development partnerships will be pari passu with those of CNG.

3.2 Development. CNG hereby engages CVBT, and CVBT hereby accepts such engagement, to use commercially reasonable efforts to undertake the Development. Such services shall be provided as follows:

3.2.1 Work Plan. The proposed work plan is attached as Schedule 3.2.1 and incorporated herein by this reference. The work plan may be revised by CVBT upon written notice to CNG.

3.2.2 Conduct of Development. During the term of this Agreement, CVBT shall use commercially reasonable efforts to (a) conduct the Development on behalf of CNG in a prudent and skillful manner in accordance, in all material respects, with the work plan then in effect and applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect and (b) diligently execute such work plan and report to CNG any significant deviations therefrom in a timely manner. CNG hereby appoints CVBT its exclusive agent, for the term of this Agreement, with the sole power and authority to file and prosecute all necessary regulatory applications and permits in CVBT’s name required to obtain FDA and other regulatory approvals for CVBT’s Development efforts. Without limiting the generality of the foregoing sentence, absent specific requirements of the FDA to the contrary, CVBT is authorized by CNG to conduct FDA trials in CVBT’s name. Using the Available Funds provided by CNG, CVBT shall furnish all labor, supervision, services, supplies and materials necessary to perform the Development in accordance with the work plan then in effect. In addition, CVBT agrees to use commercially reasonable efforts, on behalf of itself and CNG, to attempt to obtain and to sublicense any patent or technology license or sublicense from any Person, including CVBT that CVBT reasonably determines to be necessary or useful to enable CVBT to conduct the Development under this Agreement.

3.2.3 Subcontracts. CNG acknowledges that CVBT may elect to subcontract to third parties a portion of the Development. CNG acknowledges and agrees that in performing the Development, CVBT may, and is hereby authorized to, without the prior written consent of CNG, engage or agree or otherwise collaborate with other Persons, including, without limitation, Affiliates of CVBT or entities performing other development activities for CVBT, to provide assistance in carrying out the Development.

3.3 Disclaimer of Warranties. CVBT cannot and does not guarantee that the Development will be successful in whole or in part or that any significant advancement in the FDA Process will occur. To the extent that CVBT has complied with Section 3.2.2 hereof, the failure of CVBT to further develop successfully the Heart Drug IP will not in and of itself constitute a breach by CVBT of any representation, warranty, covenant or other obligation under the Agreements. In addition, neither CVBT nor CNG makes any representation or warranty or guaranty that the development fee described in Section 4 will be sufficient for the completion of the Development contemplated in the work plan. Furthermore, nothing in this Agreement shall be construed as a representation made or warranty given that any patents or other registrable technology will issue from the Development. CNG understands that the Development shall involve technologies that have not been approved by any regulatory authority and that CVBT does not guaranty the safety, effectiveness, performance or usefulness of any drug or technology that results from the Development.

3.4 Rights to Property. All right, title and interest to the data, know-how and enhancements of the Heart Drug IP and any other intellectual property resulting from the Development acquired or developed pursuant to this Agreement (the “Program IP”) including any submissions or applications to the FDA or any foreign equivalent made by CVBT in its name on behalf of itself or CNG shall be the exclusive property of CNG; provided, however, that such right, title and interest shall be subject in all events to that certain exclusive license agreement of even date herewith attached hereto as Schedule 3.1 and incorporated herein by this reference; and provided further, that CNG shall have no right to physical possession of the Program IP.

3.5 Reports and Records.

3.5.1 Progress Reports. Within 30 days after the end of each calendar quarter during the term of this Agreement, CVBT shall deliver to CNG a report setting forth in reasonable detail a summary of the work performed pursuant to the work plan during the immediately preceding calendar quarter.

3.5.2 Financial Reports. Within five (5) business days after the filing of its Form 10-Q with the SEC for the first three calendar quarters of each calendar year during the term of this Agreement, CVBT shall provide to CNG (a) a reasonably detailed report setting forth in respect of such quarter the revenues collected by CVBT based on the exploitation of any Treatment for severe CHD developed as a partial result of the Development, and (b) a check payable to CNG in an amount equal to the amount calculated pursuant to Section 5 hereof for that quarterly period. Within five (5) business days after CVBT files its Form 10-K with the SEC, it shall provide to CNG an audited report of the revenues collected by CVBT based on the exploitation of any treatment for severe CHD developed as a partial result of the Development for the prior fiscal year of CVBT. Any adjustments to the amounts paid or payable to CNG shall be made as a result of such audit at the time of delivery of such audit, and an appropriate payment will be made to CNG.

3.5.3 Final Report. CVBT shall prepare a final report, within 90 days after the expiration or termination of this Agreement, setting forth in reasonable detail a summary of the work performed since the last report provided to CNG hereunder and the material developments with respect thereto and containing a final statement of, and payment based on, all applicable collected revenues upon which payment to CNG pursuant to Section 5 hereof are based and deliver such report to CNG.

3.5.4 Records/Review of Records. CVBT shall keep and maintain proper and complete records and books of account documenting all of its collected revenues based on the exploitation of any treatment for severe CHD developed as a partial result of the Development. At CNG’s request and expense, CVBT shall permit a certified independent public accountant selected by CNG to have access, no more than once in each calendar year during the term of this Agreement and each year for three calendar years following the termination hereof, during regular business hours and upon reasonable notice to CVBT, to such records and books for the sole purpose of determining the accuracy of the collected revenues reports. If such certified independent public accountant reasonably determines that the collected revenues reported have been, for any calendar year understated by CVBT by an amount equal to or greater than five percent, CVBT shall promptly forward any such underpayment to CNG and pay all reasonable fees and disbursements of such certified independent public accountant incurred in the course of making such determination. If such accountant reports an underpayment by CVBT of less than five percent, CVBT shall forward such underpayment to CNG and CNG shall pay all fees and expenses of such accountant. If such accountant reports an overpayment by CVBT, CNG will repay such overpayment and bear all fees and expenses of such accountant.

3.6 Other Activities. During the term of this Agreement, CVBT shall devote such time and effort to the performance of services pursuant to this Agreement as may be necessary or appropriate to fulfill its duties under this Agreement; provided, however, it is specifically understood and agreed by CNG that CVBT shall not be required to devote itself, on a full-time basis, to the provision of such services and that CVBT shall have the right to engage in its own development activities for other drug candidates and in other business activities with other Persons, and CNG shall not, by virtue of this Agreement, have any right, title or interest in or to such independent activities or to the income or profits derived therefrom and, without limiting CVBT’s obligation to use commercially reasonable efforts to provide certain services hereunder, nothing set forth in this Agreement shall limit or reduce the ability of CVBT to carry on such other activities.

4. Development Fee. The nonrefundable fee for the Development contemplated herein is set forth on Schedule 4 hereto which is incorporated herein by this reference. CNG hereby acknowledges that CVBT has in no way guaranteed any particular results from the Development; that, indeed, there may be no positive results from the Development; and that, as a consequence, it may receive no return of, or on, the Investment.

5. Revenue Sharing from Product Sales. If, as a result of the Development, as well as additional and subsequent development of the Heart Drug IP, CVBT is able to commercialize or in any other way exploit value from the Heart Drug IP, CNG will be entitled to Five Percent (5%) of the gross cash actually collected by CVBT based on CVBT’s exploitation of the treatment for severe CHD (the participation). Such exploitation may include, without limitation, direct marketing by CVBT or its Affiliates and/or marketing, licensing, and/or partnering arrangements with other pharmaceutical companies. Payment of such amounts shall be made contemporaneously with the quarterly and annual revenue reports described in Section 3.5 hereof up to a maximum amount of the total investment in CNG by the limited partners (see Schedule 5) multiplied by twenty (20). CVBT acknowledges that raising capital for CNG from limited partners is expensive. CVBT accepts that CNG will pay the following marketing costs: 1) cost of preparing documents, and annual administrative and accounting costs, all together provided for as 2.5% of the capital raised by CNG from its limited partners; 2) a placement fee of 8% of the money raised; 3) a due diligence fee of 2% of the money raised; 4) a wholesale fee of 1% of the money raised; and 5) a general partner’s profit participation of 20% of all royalties, after first 200% of the limited partners’ original investment has been paid.

6. Representations and Warranties of CVBT. CVBT represents and warrants to CNG as follows:

6.1 Organization. CVBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority adequate for executing, delivering and performing its obligations under the Agreements.

6.2 Authorization. The execution, delivery and performance of the Agreements have been duly authorized by all necessary corporate action on the party of CVBT and the Agreements shall constitute legal, valid and binding obligations of CVBT, enforceable against CVBT in accordance with its terms, subject to laws of general application related to bankruptcy, insolvency and the relief of debtors.

6.3 Intellectual Property Rights. To the best of its knowledge, CVBT believes it has sufficient legal and/or beneficial title and ownership to the technology described on Schedule 2.1 hereof to license to CNG the Heart Drug IP as contemplated by this Agreement in Section 3.1 and in the Technology Agreement. CVBT is not aware of, and has not received any communications alleging that, it has violated, or that CNG, by participating in the development of the Heart Drug IP as contemplated in this Agreement, would violate, any intellectual property rights of any third party. To the best of CVBT’s knowledge, there is no material unauthorized use, infringement or misappropriation of any of the technology described in Schedule 2.1 hereto. CVBT is not aware of, nor has it received any communications challenging, the ownership, validity or effectiveness of the technology in Schedule 2.1.

7. Representations, Warranties and Covenants of CNG. The representations, warranties and covenants of CNG set forth in Section 3.2 of the Technology Agreement are incorporated herein by this reference.

8. Insurance. CVBT shall, to the extent available at commercially reasonable rates, maintain, with insurers or underwriters of good repute, such insurance relating to the Development, against such risks and pursuant to such terms, including deductible limits or self-insured retentions, as is customary for comparable businesses undertaking research and development programs of a similar nature, and shall, to the extent reasonably possible and not unreasonably expensive, cause CNG to named as an additional insured on its applicable insurance policies.

9. Term and Termination.

9.1 Term. This Agreement shall be effective as of the date hereof and, unless earlier terminated, shall continue in full force and effect until such time as the maximum revenue sharing amount set forth in Section 5 has been paid.

9.2 Events of Termination.

9.2.1 Mutual Agreement. By mutual agreement, the parties hereto may at any time terminate this Agreement and the Development on mutually acceptable terms.

9.2.2 Termination of Development. At any time, and upon notice to CNG, CVBT may elect to terminate the Development process due to insufficient progress or outright inability to make progress toward a commercially marketable Treatment for severe CHD.

9.2.3 Termination After Full Payment. This Agreement shall terminate upon payment in full by CVBT to CNG of the maximum amount set forth in Section 5 hereof.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Sections 9.2.1, 9.2.2 or 9.2.3, neither party shall have any liability to the other except as agreed upon pursuant to the termination, and the ownership of the Heart Drug IP and the Program IP, including, without limitation, any patents derived therefrom, will revert to CVBT without further action on the part of any of the parties. To the extent that evidence of such reversion is required to be placed in a writing, CNG will, at CVBT’s request, execute and deliver to CVBT specific assignments of the Heart Drug IP or the Program IP and execute, acknowledge and deliver to CVBT such other documents and take such further actions as CVBT may consider necessary or appropriate to confirm or vest title in such intellectual property in CVBT. If the agreement is terminated pursuant to Section 9.2.2, Section 5 will survive the termination. Under no circumstances will CVBT have an obligation to refund any portion of the development fee.

10. Indemnification.

10.1 Indemnification by CVBT. CVBT shall indemnify the CNG Indemnitees, pay on demand and protect, defend, save and hold harmless each CNG Indemnitee from and against any and all Claims incurred by or asserted against any CNG Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon (a) negligence warranty, strict liability, violation of government regulation or infringement of patent or other propriety rights, arising from or occurring as a result any of the Development or any other services to be performed by CVBT during the term of the Agreements pursuant to the Agreements, including, without limitation, any workers’ compensation claim by any CVBT employee or consultant or other Person or (b) any breach of the Agreements by CVBT, except, with respect to CNG Indemnitees in cases in which Claims of CNG Indemnitees are based upon the gross negligence or willful misconduct of an CNG Indemnitee. An CNG Indemnitee shall promptly notify CVBT of any Claim with respect to which an CNG Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit CVBT at CVBT’s cost to defend against such Claim and shall cooperate in the defense thereof.

10.2 Indemnification by CNG. CNG shall indemnify the CVBT Indemnitees, pay on demand and protect, defend, save and hold harmless each CVBT Indemnitee from and against any and all Claims incurred by or asserted against any CVBT Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other propriety rights, arising from or occurring as a result of any breach of the Agreements by CNG, except, with respect to CVBT Indemnitees, in cases in which Claims are based upon the gross negligence or willful misconduct of a CVBT Indemnitee. An Indemnitee hereunder shall promptly notify CNG of any Claim with respect to which such Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit CNG at CNG’s cost to defend against such Claim and shall cooperate in the defense thereof.

10.3 Defense of Claims. None of CVBT or CNG shall enter into, or permit, any settlement of any Claim for which indemnification is being sought by such party hereunder without the express written consent of each other party (or a CVBT or CNG Indemnitee, as the case may be), which consent shall not be unreasonably withheld or delayed. Each party may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of another party (the “Indemnifying Party”) and will cooperate with the Indemnifying Party and its insurer in the disposition of any such matter; provided, however, that if the Indemnifying Party shall not defend such Claim, the other party shall have the right to defend such Claim itself and recover from the Indemnifying Party all reasonable attorneys’ fees and expenses incurred by it during the course of such defense.

10.4 Consequential Damages. None of the parties to this agreement shall be entitled to recover from another party hereto any special, incidental, consequential or punitive damages.

11. Miscellaneous.

11.1 No Implied Waivers; Rights Cumulative. No failure on the part of CVBT or CNG to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.2 Force Majeure. CVBT and CNG shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such failure or delay is caused by a force, effect, cause or circumstance beyond the control of the nonperforming party.

11.3 Relationship of the Parties. Nothing contained in this Agreement is intended or is to be construed to constitute CVBT and CNG as partners or joint venturers or one party as an employee of any other party. Except as expressly provided herein, no party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

11.4 Notices. All notices, requests and other communications to CVBT or CNG hereunder shall be in writing (including telecopy or electronic mail (“e-mail”) transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy, facsimile or e-mail transmission or by registered mail or certified mail, return receipt requested and postage prepaid, or by reliable overnight courier service, in each case to the respective address specified below (or to such address as may be specified in writing to the other party hereto):

If to CVBT, addressed to:	CardioVascular BioTherapeutics, Inc.
1635 Village Center Circle
Suite 250
Las Vegas, Nevada 89134
Attention: Mickael A. Flaa, CFO
Fax No.: 702-304-2120
E-mail: mflaa@cvbt.com

with a copy to the attention of General Counsel (using the same information above except if via email, then also to vroth@cvbt.com)

If to CNG, addressed to:	Cardio Neo-Genesis, LP
3428 Bedfordshire Place
Las Vegas, Nevada 89129
Attention: Jody L. Mack
Fax No.: 702-341-6519
E-mail: moxy2010@gmail.com

Each party shall provide each other party with copies of any notices sent hereunder, with such copies sent at the same time as the original notice. Any notice or communication given in conformity with this Section 11.4 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or electronic transmission, three days after mailing, if mailed and one business day after delivery either to a reliable overnight courier service or via any electronic means permissible under this Agreement provided the sender has confirmation of successful transmission.

11.5 Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, CVBT, CNG, and their respective successors and assigns; provided, however, that CVBT and CNG may not assign or otherwise transfer any of their respective rights and interests, nor delegate any of their respective obligations, hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto; provided further, however, that CVBT may fully assign its rights and interests, and delegate its obligations, hereunder, effective upon written notice thereof (a) to an Affiliate if such Affiliate assumes all of the obligations of CVBT hereunder and this Agreement remains binding upon CVBT; or (b) to any Person that acquires all or substantially all of the assets of CVBT, or which is the surviving Person in a merger or consolidation with CVBT, if such Person assumes all the obligations of CVBT hereunder. Any attempt to assign or delegate any portion of this Agreement or the results of the Development in violation of this Section 11.5 shall be null and void. Subject to the foregoing any reference to CVBT or CNG hereunder shall be deemed to include the successors thereto and assigns thereof.

11.6 Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent by CVBT or CNG to any departure there from, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by CVBT and CNG, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed to be a wavier, termination or discharge for any subsequent individual or repeated similar or different instance or purpose. No provision of this Agreement shall be varied, contradicted or explained by any other agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by CVBT and CNG.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as applied to contracts made and performed entirely within the State of Delaware. Except as otherwise provided herein, any claim or controversy arising out of or related to this contract or any breach hereof shall be submitted to a court of competent jurisdiction in the State of Nevada, and the parties hereby consent to the jurisdiction and venue of such court.

11.8 Taxes. If a law or governmental regulation requires withholding of taxes on any payment due hereunder, such taxes shall be deducted from any amount to be remitted hereunder and shall be paid to the proper taxing authority, and proof of payment shall be provided to the party on whose behalf such taxes were paid as evidence of such payment in such form as required by the tax authorities having jurisdiction thereover.

11.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, CVBT and CNG hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.10 Confidentiality. Any party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized or contemplated by this Agreement, use all commercially reasonable efforts to prevent the disclosure of any Confidential Information to any other Person, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized or contemplated herein; provided, however, that such restriction shall not apply to any Confidential Information that is (a) independently developed by the receiving party outside the scope of this Agreement (provided, however, that such restriction shall apply to any technology grants by CVBT to CNG under this Agreement), (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 11.10 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of CVBT under the Agreements (if such assignee, sublicensee or subcontractor is subject to the provisions of this Section 11.10 or substantially similar provisions) or (f) required by law, statute, rule or court order to be disclosed provided the receiving party promptly provides sufficient notice to the disclosing party so that the disclosing party may seek a protective order or other confidential treatment (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 11.10 shall survive the expiration or termination of this Agreement. Without limiting the generality of the foregoing, CVBT and CNG each shall use commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from their respective employees, subcontractors and agents, similar in scope to this Section 11.10, to protect the Confidential Information.

11.11 Trading Limitations. In addition to being Confidential Information, the results of the Development will be deemed material nonpublic information until disclosed to the public by CVBT in a report to the Securities and Exchange Commission (the “SEC”), or, if applicable and/or permissible and/or appropriate, in a press release or published on CVBT’s web site in an event where a filing with the SEC is not required or is discretionary. If CNG is in possession of, or otherwise has knowledge of, the results of the Development before such public disclosure by CVBT, CNG acknowledges and agrees that it may not trade in CVBT securities. Further, CNG agrees to obtain a similar acknowledgment and agreement from its partners.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

11.13 Entire Agreement. This Agreement, together with any agreements referenced herein, constitute, on and as of the date hereof, the entire agreement of CVBT and CNG with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between CVBT and CNG with respect to such subject matter are hereby superseded in their entirety.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ Mickael A. Flaa
Mickael A. Flaa Its Chief Financial Officer

Cardio Neo-Genesis, LP

By	Neo Cardio Partners, LLC
Its General Partner

	By	/s/ Jody L. Mack
Jody L. Mack Its Manager

SCHEDULE 1.1

DEFINITIONS

“Affiliate” of a person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. “Control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, “control” shall mean, among other things, the direct or indirect ownership of more than 50% of its outstanding voting stock.

“Agreements” means the Development Agreement and the Technology License Agreement.

“Available Funds” shall mean the Investment proceeds.

“Claim” shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees).

“Confidential Information” shall mean the Heart Drug IP described in Schedule 2.1 hereof and all Program IP developed by CVBT (and its Affiliates) and disclosed to CNG pursuant to the Agreements.

“CVBT Indemnitee” shall mean CVBT, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

“Development” shall mean the further development of the Heart Drug IP for the purpose of advancing the FDA Process toward development of a treatment for severe CHD approved for commercialization by the FDA.

“Development Agreement” shall mean the Development Agreement dated as of November 11, 2008 between CVBT and CNG, as amended, modified or supplemented from time to time.

“FDA” shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market biologic products in the United States.

“FDA Process” shall mean the clinical trials and other activities necessary to obtain FDA approval for commercialization.

“Form 10-K” shall mean CVBT’s annual report on Form 10-K to the SEC pursuant to the Securities Exchange Act of 1934, as amended.

1.1-1

“Form 10-Q” shall mean CVBT’s quarterly report on Form 10-Q to the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Force Majeure” shall mean any act of God, any accident explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

“Investment” means the amount actually provided by CNG pursuant to its agreement in Section 4 hereof.

“Person” shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

“Program IP” shall have the meaning ascribed to it in Section 3.4 hereof.

“CNG Indemnitee” shall mean CNG, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Technology Agreement” shall mean the Technology License Agreement dated as of November 11, 2008 among CVBT and CNG, as amended, modified or supplemented from time to time.

1.1-2

SCHEDULE 2.1

DESCRIPTION OF HEART DRUG IP

CVBT has a proprietary position regarding the use of FGF-1 to promote angiogenesis in the heart. In particular, Patent No. 7,252,818 listed in the Table below, covers injection of the FGF-1 protein into the heart muscle by any method, which effectively blocks others from utilizing our approach. CVBT, in joint ownership with Phage Biotechnology, also holds numerous U.S. and foreign patents on the manufacturing process to produce FGF-1.

CVBT Patents and Patent Applications
Current as of the date of this agreement

Domestic Patents

Holder	Patent	Patent Number	Issue Date	Expiration
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	6,268,178	July 31, 2001	May 25, 2019
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	6,794,162	September 21, 2004	May 17, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	6,773,899	August 10, 2004	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Method of Producing Biologically Active Human Acidic Firbroblast Growth Factor and its Use in Promoting Angiogenesis	6,642,026	November 4, 2003	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Method of Producing Biologically Active Human Acidic Firbroblast Growth Factor and its Use in Promoting Angiogenesis	7,252,818	August 7, 2007	August 27, 2023
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Kluyveromyces Strains Metabolizing Cellulosic and Hemicellulosis Materials	7,344,876	March 18, 2008	January 16, 2024

3.1-1

Foreign Patents

Holder	Country	Patent	Patent Number	Issue Date	Expiration
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Australia	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	2001284914	May 26, 2006	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Australia	Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and its Use in Promoting Angiogenesis	2001288256	July 13, 2006	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Austria	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Austria	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	E358135	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Belgium	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Belgium	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Switzerland	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Germany	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Germany	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	60127561.6	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Europe	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	March 28, 2007	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Europe	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	France	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	France	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	United Kingdom	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	United Kingdom	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Ireland	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Ireland	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Italy	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Korea	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	10-0761486	September 18, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Liechtenstein	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1180153	April 13, 2005	May 24, 2020
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Netherlands	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Spain	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021
CardioVascular BioTherapeutics, Inc./Phage Biotechnology Corporation	Switzerland	Phage-Dependent Super-Production Of Biologically Active Protein And Peptides	1309604	March 28, 2007	August 15, 2021

3.1-2

SCHEDULE 3.1

TECHNOLOGY LICENSE AGREEMENT

3.1-3

SCHEDULE 3.2.1

WORK PLAN

We have initiated our Phase II Clinical Trial in patients with severe angina and coronary heart disease. Screening of patients has commenced and it is anticipated the first patients will be dosed in early November, 2008. We estimate it will take approximately 12 months to enroll and treat the proposed 120 patients that will be included in this double-blind, placebo-controlled trial examining three doses of FGF-1. This would allow us to start our pivotal Phase III trial in 2010, which should run for approximately 12-24 months, followed by preparation and submission of a New Drug Application (NDA) to the FDA. A timetable for these activities is given below in the product development table (Table I).

The international clinical research organization, Kendle, is running the Phase II clinical trial for CVBT, and with the input of the Cordis Corp, the manufacturer of the NOGA catheter system, has lined up a very impressive list of hospitals and medical centers which are working their way through the approval process to participate in the heart trial.

3.2.1-1

SCHEDULE 4

DEVELOPMENT FEE

Up to $15,000,000

$173,000 payable upon execution of the sponsor agreement, up to $15,000,000 on a best-efforts basis not later than April 30, 2009. Scheduled closings at 3:00 p.m. Thursdays unless the parties agree otherwise.

Schedule of Amounts Paid

		Acknowledged Receipt by CVBT

Date	Amount	Name	Initials

11/11/08	$173,000	Mickael A. Flaa

Total	$173,000

/s/ Mickael A. Flaa

By CVBT on 11/11/08 (date)

3.2.1-2

SCHEDULE 5

Schedule of Units Issued in CNG

3.2.1-3